Exhibit 3.3

CERTIFICATE OF ELIMINATION

OF

SERIES G PREFERRED STOCK

OF

QUANTA SERVICES, INC.

(Pursuant to Section 151(g) of the

Delaware General Corporation Law)

Quanta Services, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify that the following resolutions were duly adopted by the Corporation’s board of directors:

RESOLVED, that no shares of the Corporation’s Series G Preferred Stock are outstanding and no shares of Series G Preferred Stock will be issued subject to the certificate of designation previously filed with respect to the Series G Preferred Stock; and further

RESOLVED, that each officer of the Corporation (acting alone) is hereby authorized, in the name and on behalf of the Corporation, to execute and file (or cause to be filed) with the Secretary of State of the State of Delaware a certificate pursuant to Section 151(g) of the Delaware General Corporation Law setting forth these resolutions in order to eliminate from the Corporation’s Restated Certificate of Incorporation all matters set forth in the certificate of designation with respect to the Series G Preferred Stock.

IN WITNESS WHEREOF, the Corporation has caused its duly authorized officer to execute this Certificate of Elimination on the date set forth below.

QUANTA SERVICES, INC.

By:	/s/ Donald C. Wayne
	Name:	Donald C. Wayne
	Title:	Executive Vice President and General Counsel

	Date:	March 21, 2019